EXHIBIT 5.1

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To: Auris Medical Holding AG Bahnhofstrasse 21 6300 Zug Switzerland

Zurich, 13 December 2018 ANI / MPF / SSU / 8748392v1

Auris Medical Holding AG – Swiss Legal Opinion

Dear Madam, Dear Sir,

We have acted as Swiss counsel to Auris Medical Holding AG (the Company) in connection with the (i) filing of a registration statement on Form F-3 (Registration No. 333-228121) which includes the prospectus dated 14 November 2018 (the Registration Statement) and the documents incorporated by reference therein (the Incorporated Documents) by the Company with the Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933 and (ii) the Prospectus Supplement, dated 11 December 2018 (the Prospectus Supplement) of the Company filed with the Commission relating to the issuance and sale by the Company of 1,700,000 of its common shares of CHF 0.02 par value each (the Shares), in accordance with a certain purchase agreement (the Agreement), dated as of 11 December 2018 between the Company and FiveT Capital AG (the Investor) (the Offering).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

Attorneys admitted in Switzerland or in a EU/EFTA state are registered with the attorneys' registry	Page 1 of 8

1.	Scope and Limitation of Opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement;

(b)	a .pdf copy of the Prospectus Supplement;

(c)	a .pdf copy of the Agreement;

(d)	a .pdf copy of an online excerpt from the Commercial Register of the Canton of Zug relating to the Company dated 29 June 2018 (the Excerpt I);

(e)	a .pdf copy of the public deed on the resolution of the Company’s shareholders’ meeting dated 30 January 2018 approving, inter alia, the incorporation of the Company and its new articles of association (the Incorporation Resolution);

(f)	a .pdf copy of the merger agreement between Auris Medical Holding AG and the Company dated 9 February 2018 (the Merger Agreement);

(g)	a .pdf copy of the public deed on the resolution of Auris Medical Holding AG’s shareholders’ meeting dated 12 March 2018 approving, inter alia, the merger into the Company in accordance with the Merger Agreement (the First Merger EGM Resolution);

(h)	a .pdf copy of the public deed on the resolution of the Company’s shareholders’ meeting dated 12 March 2018 approving, inter alia, the merger of Auris Medical Holding AG into the Company (the Second Merger EGM Resolution);

(i)	a .pdf copy of the minutes of the resolution of Company’s board of directors dated 12 March 2018 approving certain aspects relating to the Company (the Merger Board Resolution);

(j)	a .pdf copy of the certified articles of incorporation of the Company in their version of 12 December 2018 (the Articles);

(k)	a .pdf copy of the organizational regulations (Organisationsreglement) of the board of directors of the Company in their version of 12 March 2018 (the Organizational Regulations);

(l)	a .pdf copy of the resolution of the Company’s shareholders’ meeting, dated 28 June 2018 approving, among others, the amendments to the authorized share capital of the Company under its articles of association (the AoI EGM Resolution, and together with the Incorporation Resolution, the First Merger EGM Resolution and the Second Merger EGM Resolution, the GM Resolutions);

(m)	a .pdf copy of the minutes of the resolutions of the Company’s board of directors dated 11 December 2018, approving, among others, the Offering as well as the execution of the Prospectus Supplement and the Agreement (the Authorization Board Resolution);

(n)	a . pdf copy of the minutes of the Company’s board of directors dated 11 October 2018 and 11 December 2018, respectively, resolving, among others, the withdrawal and allocation of pre-emptive rights and appointing certain members of the board of directors to take certain actions and pass certain resolutions for the execution of the capital increase (the Implementation Resolution);

(o)	a .pdf copy of the report of the board of directors of the Company dated 12 December 2018 regarding the increase of the Company’s share capital by the amount of CHF 36,000.00 through the issuance of 1,800,000 Shares of a nominal value of CHF 0.02 each to the Investor and a third party (the Capital Increase) (Kapitalerhöhungsbericht) (the Board Report);

(p)	a .pdf copy of the subscription forms (Zeichnungsschein) dated 11 December 2018 and signed by the Investor and a third party, respectively (the Subscription Forms);

(q)	a .pdf copy of the notarized resolutions of the board of directors of the Company regarding the execution of the Capital Increase based on the AoI EGM Resolution (Feststellungsbeschluss) dated 12 December 2018 (the Capital Increase Board Resolution, and together with the Merger Board Resolution, the Authorization Resolution and the Implementation Resolution, the Board Resolutions);

(r)	a .pdf copy of certain declarations of the Company vis-à-vis the Commercial Register of the Canton of Zug (Lex Friedrich- und Stampa-Erklärungen), dated 12 December 2018 (the Declarations);

(s)	a .pdf copy of the capital payment confirmation from UBS Switzerland AG (Kapitaleinzahlungsbestätigung) regarding the transfer of CHF 36,000.00 to a blocked bank account dated 12 December 2018 (the Bank Confirmation);

(t)	a .pdf copy of the audit confirmation by Deloitte AG on the Board Report (Prüfungsbestätigung), dated 12 December 2018 (the Audit Confirmation);

(u)	a .pdf copy of the Company's uncertificated securities book dated 13 December 2018 (Wertrechtebuch) confirming the creation of 1,800,000 uncertificated securities of the Company (the Securities Book); and

(v)	a .pdf copy of a certified excerpt from the daily registry of the Commercial Register of the Canton of Zug, dated 13 December 2018 relating to the Company (the Excerpt II, and together with Excerpt I, the Excerpts).

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

3.	Assumptions

In rendering the opinion below, we have assumed:

(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

(c)	the GM Resolutions have been duly resolved in meetings duly convened and have not been rescinded or amended and are in full force and effect;

(d)	the Board Resolutions have been duly resolved in meetings duly convened, or, respectively, in duly executed circular resolutions and have not been rescinded or amended and are in full force and effect;

(e)	the Board Report, the Declarations and the Audit Confirmation have not been rescinded or amended and are in full force and effect, and the Bank Confirmation is correct as of the date hereof;

(f)	the Registration Statement has been duly filed by the Company;

(g)	the Articles, the Organizational Regulations and the Excerpts are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles, the Organizational Regulations and the Excerpts as of the date hereof;

(h)	the Capital Increase will be published in the Swiss Official Gazette of Commerce;

(i)	the Subscription Forms are within the capacity and power of, and have been validly authorized and executed by and is binding on the Investor and the third party, respectively;

(j)	all parties to the Agreement have performed (and if not yet performed, will perform) all obligations by which they are bound in accordance with the respective terms;

(k)	the Offering has been conducted in the manner as described in the Registration Statement and the Agreement;

(l)	the issuance of the Shares as described in the Registration Statement, the Prospectus Supplement and/or the Agreement is not a public offering of Shares or other securities within the meaning of article 652a CO;

(m)	the sections of the Agreement expressed to be governed by the law of the State of New York are and will be valid, binding and enforceable under the law of the State of New York, and the choice of the law of the State of New York provided in the Agreement is valid under the law of the State of New York;

(n)	that all parties to the Agreement (other than the Company) have the capacity, power, authority and legal right to enter into, deliver and perform their respective rights and obligations under, the Agreement under all relevant laws and regulations;

(o)	that neither the execution and delivery of the Agreement nor the transactions contemplated by the Agreement will be illegal or contrary to the laws of any relevant jurisdiction (other than Switzerland); and

(p)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

4.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares have been validly issued, fully paid-in (up to their nominal amount) and are non-assessable.

5.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)	We express no opinion as regards the withdrawal of shareholders’ pre-emptive rights (Bezugsrechte) in connection with the Offering.

(d)	When used in this opinion, the term "non-assessable" means that no further contributions have to be made by the relevant holder of the Shares.

(e)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement or the Prospectus Supplement.

(f)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

6.	Miscellaneous

(a)	We do not assume any obligation to advise you of any changes in applicable law or any other matter that may come to our attention after the date hereof that may affect our opinion expressed herein.

(b)	We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Report on Form 6-K filed on the date hereof and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption ”Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

(c)	This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

Yours faithfully,

/s/ Alex Nikitine Alex Nikitine

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